Exhibit 99.1

News

COSTCO WHOLESALE CORPORATION REPORTS SECOND QUARTER AND

YEAR-TO-DATE OPERATING RESULTS FOR FISCAL 2006 AND FEBRUARY SALES RESULTS

ISSAQUAH, Wash., March 2, 2006 — Costco Wholesale Corporation (Nasdaq: COST) announced today its operating results for the second quarter (12 weeks) and first half (24 weeks) of fiscal 2006, both ended February 12, 2006.

Net sales for the second quarter of fiscal 2006 increased 11% to $13.78 billion from $12.41 billion during the second quarter of fiscal 2005. Net income for the second quarter of fiscal 2006 was $296.2 million, or $.62 per diluted share, compared to $305.5 million, or $.62 per diluted share, during the second quarter of fiscal 2005.

Net income during last year’s fiscal 2005 second quarter was positively impacted by a one-time $52.1 million income tax benefit, resulting primarily from the settlement of a transfer pricing dispute between the United States and Canada (covering the years 1996-2003). Additionally, during last year’s second quarter the Company adjusted its method of accounting for leases (entered into over the past twenty years), primarily related to ground leases at certain owned warehouse locations that did not require rental payments during the period of construction, and recorded a cumulative pre-tax, non-cash charge of $16.0 million ($10.0 million after-tax) as a preopening expense. Without these charges, net income for the second quarter of fiscal 2005 would have been $263.4 million or $.54 per diluted share. The current quarter’s reported earnings per share of $.62 represents a 15% increase over the prior year’s adjusted earnings per share of $.54.

Net sales for the first half of fiscal 2006 increased 11% to $26.45 billion from $23.75 billion during the first half of fiscal 2005. Net income for the first half of fiscal 2006 increased 3% to $512.0 million, or $1.06 per diluted share, compared to net income for the first half of fiscal 2005 of $498.6 million, or $1.02 per diluted share. Without the impact of the prior year’s second quarter tax benefit and the cumulative charge to preopening expenses (above), net income for the first half of fiscal 2005 would have been $456.5 million, or $.94 per diluted share. Reported earnings of $1.06 per diluted share for the first half of fiscal 2006 represents a 13% increase over the prior year’s adjusted earnings per share of $.94.

Comparable sales for the fiscal second quarter (12 weeks) and fiscal first half (24 weeks) of fiscal 2006, both ended February 12, 2006, were as follows:

	12 Weeks	24 Weeks
US	7%	8%
International	10%	10%
Total Company	7%	8%

The Company today also reported net sales of $4.21 billion for the four-week retail reporting month of February, the four weeks ended February 26, 2006, an increase of 11% from $3.78 billion in the same four-week period of the prior fiscal year. For the six-month retail reporting period of September through February, the twenty-six weeks ended February 26, 2006, which includes the first two weeks of the Company’s fiscal third quarter, the Company reported net sales of $28.55 billion, an increase of 11% from $25.62 billion during the comparable period of the prior fiscal year.

Comparable sales for the 4-week retail-reporting month of February and the 26-week retail-reporting period of September through February are as follows:

	4 Weeks	26 Weeks
US	7%	8%
International	11%	9%
Total Company	8%	8%

Costco currently operates 471 warehouses, including 346 in the United States and Puerto Rico, 66 in Canada, 17 in the United Kingdom, five in Korea, four in Taiwan, five in Japan and 28 in Mexico. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com and at www.costco.ca in Canada. The Company plans to open an additional 18 to 20 new warehouses, including the relocation of two to three warehouses to larger and better-located facilities, prior to the end of its 53-week 2006 fiscal year ending on September 3, 2006.

A conference call to discuss these second quarter results is scheduled for 8:00 a.m. (PT) today, March 2, 2006, and is available via a webcast on www.costco.com (click on Investor Relations and “Webcasts”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions including exchange rates, the effects of competition and regulation, consumer and small business spending patterns and debt levels, conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, rising costs associated with employees (including health care and workers’ compensation costs), rising costs associated with the acquisition of merchandise (including the direct and indirect effects of the rising cost of petroleum-based products and fuel and energy costs), geopolitical conditions and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission.

CONTACTS:	Costco Wholesale Corporation
Richard Galanti, 425/313-8203
Bob Nelson, 425/313-8255
Jeff Elliott, 425/313-8264

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

(unaudited)

	12 Weeks Ended		24 Weeks Ended
	February 12, 2006	February 13, 2005	February 12, 2006	February 13, 2005
REVENUE
Net sales	$13,784,810	$12,412,578	$26,449,609	$23,752,522
Membership fees	269,766	245,499	532,320	483,558

Total revenue	14,054,576	12,658,077	26,981,929	24,236,080
OPERATING EXPENSES
Merchandise costs	12,303,850	11,056,064	23,634,021	21,188,551
Selling, general and administrative	1,313,368	1,185,122	2,571,467	2,316,808
Preopening expenses	4,614	22,996	16,991	33,381
Provision for impaired assets and closing costs, net	1,428	4,000	2,639	6,800

Operating income	431,316	389,895	756,811	690,540
OTHER INCOME (EXPENSE)
Interest expense	(2,923)	(8,980)	(6,647)	(18,622)
Interest income and other	35,225	24,779	60,765	40,369

INCOME BEFORE INCOME TAXES	463,618	405,694	810,929	712,287
Provision for income taxes	167,415	100,242	298,908	213,682

NET INCOME	$296,203	$305,452	$512,021	$498,605

NET INCOME PER COMMON SHARE:
Basic	$0.63	$0.64	$1.08	$1.06

Diluted	$0.62	$0.62	$1.06	$1.02

Shares used in calculation (000’s)
Basic	471,889	474,221	472,282	470,034
Diluted	482,127	493,700	484,294	491,714
Dividends per share	$0.115	$0.10	$0.23	$0.20